Free Writing Prospectus

Dated January 14, 2020

Filed Pursuant to Rule 433(d)

Registration No. 333-228379

Registration No. 333-228379-05

$1,549,990,000 CarMax Auto Owner Trust 2020-1

Jt-Leads: BofA (str), CS, RBC, TD

Co-mgrs: Miz, MUFG, SMBC, Scotia

CL	AMT($MM)	WAL	S&P/FITCH	WNDW	E.FINAL	L.FINAL	BENCH	SPRD	YLD	CPN	$PRICE
A-1	291.00	0.29	A-1+/F1+	1-7	8/20	1/15/21	ILIB	-7	1.77613		100.0000
A-2	554.80	1.20	AAA/AAA	7-23	12/21	4/17/23	EDSF	+19	1.883	1.87	99.99334
A-3	490.30	2.70	AAA/AAA	23-44	9/23	12/16/24	IntS	+29	1.905	1.89	99.98038
A-4	115.20	3.88	AAA/AAA	44-48	1/24	6/16/25	IntS	+44	2.048	2.03	99.96533
B	37.29	3.98	AA/AA	48-48	1/24	9/15/25	IntS	+62	2.228	2.21	99.97061
C	35.00	3.98	A/A	48-48	1/24	11/17/25	IntS	+75	2.358	2.34	99.97536
D	26.40	3.98	BBB/BBB	48-48	1/24	7/15/26	IntS	+105	2.658	2.64	99.98721

BILL & DELIVER : BofA    BBG TICKER : CARMX 2020-1

EXPECTED RATINGS : S&P/Fitch    REGISTRATION : PUBLIC

EXPECTED PRICING : 1/14/20    FIRST PAY DATE: 02/18/20

EXPECTED SETTLE : 1/22/20    PXG SPEED : 1.3% ABS to 10% CALL

ERISA ELIGIBLE : YES    DENOMS : $5k/$1k

www.Dealroadshow.com CARMX20201 INTEXNET : bascarmx2020-1 XVJ4

CUSIP

A1 14315XAA6

A2 14315XAB4

A3 14315XAC2

A4 14315XAD0

B 14315XAE8

C 14315XAF5

D 14315XAG3

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. BofA Securities, Inc and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.